UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-8

REGISTRATION STATEMENT No. 333-65129

UNDER

THE SECURITIES ACT OF 1933

BANCFIRST CORPORATION

(Exact name of Registrant as specified in its charter)

OKLAHOMA	73-1221379
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 North Broadway

Oklahoma City, Oklahoma 73102

(Address of principal executive offices, including zip code)

1988 Incentive Stock Option Plan of Security Corporation

as assumed by BancFirst Corporation

1993 Incentive Stock Option Plan of Security Corporation

as assumed by BancFirst Corporation

1995 Non-Employee Director Stock Plan of AmQuest Financial Corp.

as assumed by BancFirst Corporation

(Full title of the plans)

David E. Rainbolt

President and Chief Executive Officer

BancFirst Corporation

101 North Broadway, Suite 1000

Oklahoma City, Oklahoma 73102

(405) 270-1086

(Name, address, including zip code, and telephone number, including area code, of agents for service)

COPIES TO:

Jeanette C. Timmons, Esq.

Conner & Winters, LLP

1700 One Leadership Square, 211 North Robinson

Oklahoma City, Oklahoma 73102

(405) 272-5745

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

BancFirst Corporation (the “Registrant”) filed a Registration Statement on Form S-8 on September 30, 1998 (Registration No. 333-65129) (the “AmQuest S-8”) to register 116,461 shares (232,922 shares, as adjusted for a two-for-one stock split effected in February 2006), of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”) for issuance pursuant to the stock option plans of AmQuest Financial Corporation (the “AmQuest Plans”), the obligations for which were assumed by the Registrant in connection with the 1998 merger of AmQuest Financial Corporation with and into the Registrant. The AmQuest Plans have expired pursuant to their terms. A total of 223,376 shares of Common Stock have been issued in connection with options granted under the AmQuest Plans, leaving 9,546 shares of Common Stock unissued but included in the AmQuest S-8.

This Post-Effective Amendment No. 1 to the AmQuest S-8 of the Registrant is being filed to deregister the 9,546 shares of Common Stock which remain unsold covered by the AmQuest S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BancFirst Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, and State of Oklahoma, on July 21, 2011.

BANCFIRST CORPORATION

By:	/s/ David E. Rainbolt
David E. Rainbolt President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

The officers and directors of BancFirst Corporation whose signature appears below, hereby constitute and appoint David E. Rainbolt, Joe T. Shockley, Jr. and Randy P. Foraker, and each of them (with full power to each of them to act alone), the true and lawful attorney-in-fact to sign and execute, on behalf of the undersigned, any amendment(s) to this registration statement, and each of the undersigned does hereby ratify and confirm all that said attorneys shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 21, 2011.

/s/ H. E. Rainbolt	/s/ David E. Rainbolt
H. E. Rainbolt Chairman of the Board (Principal Executive Officer)	David E. Rainbolt President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Dennis L. Brand	/s/ C. L. Craig, Jr.
Dennis L. Brand Chief Executive Officer, BancFirst and Director (Principal Executive Officer)	C. L. Craig, Jr. Director

/s/ William H. Crawford	/s/ James R. Daniel
William H. Crawford Director	James R. Daniel Vice Chairman of the Board (Principal Executive Officer)

/s/ F. Ford Drummond	/s/ K. Gordon Greer
F. Ford Drummond Director	K. Gordon Greer Vice Chairman of the Board (Principal Executive Officer)

/s/ Dr. Donald B. Halverstadt	/s/ William O. Johnstone
Dr. Donald B. Halverstadt Director	William O. Johnstone Vice Chairman of the Board (Principal Executive Officer)

/s/ J. Ralph McCalmont
J. Ralph McCalmont Director	Tom H. McCasland, Jr. Director

/s/ Ronald J. Norick
Ronald J. Norick Director	Paul B. Odom, Jr. Director

/s/ David E. Ragland	/s/ Cynthia S. Ross
David E. Ragland Director	Cynthia S. Ross Director

/s/ Michael K. Wallace
G. Rainey Williams, Jr. Director	Michael K. Wallace Director

/s/ Randy P. Foraker	/s/ Joe T. Shockley, Jr.
Randy P. Foraker Executive Vice President and Chief Risk Officer (Principal Accounting Officer)	Joe T. Shockley, Jr. Executive Vice President and Chief Financial Officer (Principal Financial Officer)